Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES www.duanemorris.com	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY LAKE TAHOE MYANMAR ALLIANCES IN MEXICO

February 25, 2026

Metropolitan Bank Holding Corp.

99 Park Avenue

12th Floor

New York, New York 10016

Re:	Exhibit 5.1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Metropolitan Bank Holding Corp. a New York corporation (the “Corporation”), in connection with the offering and sale of 2,100,000 shares, par value $0.01 per share (the “Firm Shares”), of the Company pursuant to the Registration Statement on Form S-3 (File No. 333-283534) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included within the Registration Statement dated November 29, 2024 (the “Base Prospectus”), and the prospectus supplement dated February 25, 2026, and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). Pursuant to the Underwriting Agreement (as defined below), the Company has granted the underwriters an option to purchase up to an additional 15% of the shares of common stock sold in connection with the offering (together with the Firm Shares, the “Shares”).

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a.       the Registration Statement and the Prospectus, and the exhibits filed in connection therewith or incorporated by reference therein;

b.       the Underwriting Agreement dated as of February 25, 2026, by and between UBS Securities LLC and Hovde Group, LLC, as the representatives of the several underwriters listed on Schedule 1 thereto and the Company (the “Underwriting Agreement”);

c.       the Certificate of Incorporation of the Company filed with the Secretary of State of the State of New York on November 24, 1997 and amended by that certain Certificate of Amendment filed with the Secretary of State of the State of New York on July 6, 2018, as certified by an officer of the Company;

Duane Morris llp
30 SOUTH 17TH STREET	PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000	FAX: +1 215 979 1020

February 25, 2026

d.       the Amended and Restated Bylaws of the Company, as certified by an officer of the Company; and

e.       resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, as attested to by an officer of the Company.

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to the opinion expressed herein, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Underwriting Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of New York, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

February 25, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement and to any and all references to our firm in the Prospectus. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP